UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 28, 2005

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13282	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 230
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2005, the Board of Directors (the "Board") of Penn Virginia Corporation (the "Company") approved certain changes to the compensation of the Company's directors. The changes had been recommended to the Board by its Compensation and Benefits Committee (the "Committee") after the Committee had completed a review of director compensation with its independent consultant. The compensation of the Company's directors, which is effective as of January 1, 2005, is as follows:

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded to a director in any given year is based on the average closing price of the Company's common stock for the prior year. Each deferred common stock unit represents one share of the Company's common stock, which vests immediately upon issuance and is available to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairperson of the Audit Committee receives an additional annual cash retainer of $15,000, and each other Audit Committee member receives an additional annual cash retainer of $10,000. The Chairpersons of all other Committees receive additional annual cash retainers of $2,500. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board of Directors and Committee meeting he attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units.

The Chairman of the Board receives a monthly cash retainer of $7,500, and an annual retainer of $90,000 worth of deferred common stock units paid on a quarterly basis. He does not receive meeting fees.

Directors, including the Chairman of the Board, may elect to receive any cash payments in common stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of common stock they receive pursuant to the terms of the Company's Non-Employee Directors Deferred Compensation Plan.

The Board also eliminated, effective as of September 9, 2004, the one-time equity award to new directors of an option to purchase 10,000 shares of common stock and the annual 200-share stock option grant to directors.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2005

Penn Virginia Corporation

By:	/s/ A. James Dearlove
A. James Dearlove
President and Chief Executive Officer